LEGG MASON GLOBAL ASSET MANAGEMENT	Legg Mason & Co., LLC 100 First Stamford Place, 7th Floor Stamford, CT 06902	T 203.703.7038 F 877.406.7351 tcmandia@leggmason.com

November 18, 2010

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Rule 17g-1 Filing for Registered Investment Companies
Managed by Affiliates of Legg Mason, Inc. (the “Funds”)

Ladies and Gentlemen:

Pursuant to Rule 17g-1(g)(1) under the Investment Company Act of 1940, as amended (the “1940 Act”), the following documents are hereby submitted for filing with the Securities and Exchange Commission: amended Rider Nos. 1 and 12 and new Rider No. 13 to the joint fidelity bond (the “Bond”) executed on behalf of the Funds. The Bond was filed with the Commission on October 8, 2010.

If you have any questions concerning this filing, please call Thomas C. Mandia at (203) 703-7038.

Very truly yours,

/s/ Thomas C. Mandia
Thomas C. Mandia
Assistant Secretary, each of the Funds listed on Schedule I

/s/ R. Jay Gerken
R. Jay Gerken
President, each of the Funds listed on Schedule II

Enclosures

cc:	Jennifer L. Whitman
Rosemary D. Emmens

SCHEDULE I

LMP Corporate Loan Fund Inc.

Western Asset High Income Opportunity Fund Inc.

Western Asset Managed High Income Fund Inc.

Western Asset Managed Municipals Fund Inc.

Western Asset Municipal High Income Fund Inc.

LMP Real Estate Income Fund Inc.

Western Asset Intermediate Muni Fund Inc.

Western Asset High Income Fund Inc.

Western Asset High Income Fund II Inc.

Western Asset Worldwide Income Fund Inc.

Western Asset Global High Income Fund Inc.

Western Asset Emerging Markets Debt Fund Inc.

LMP Capital and Income Fund Inc.

Western Asset Emerging Markets Income Fund Inc.

Western Asset Global Partners Income Fund Inc.

Western Asset Municipal Partners Fund Inc.

Western Asset Variable Rate Strategic Fund Inc.

Western Asset Inflation Management Fund Inc.

Western Asset Municipal Defined Opportunity Trust Inc.

Western Asset Investment Grade Defined Opportunity Trust Inc.

Western Asset Global Corporate Defined Opportunity Fund Inc.

ClearBridge Energy MLP Fund Inc.

Western Asset Mortgage Defined Opportunity Fund Inc.

Western Asset High Yield Defined Opportunity Fund Inc.

Legg Mason Partners Equity Trust

Legg Mason ClearBridge Aggressive Growth Fund

Legg Mason ClearBridge Appreciation Fund

Legg Mason ClearBridge Capital Fund

Legg Mason ClearBridge Diversified Large Cap Growth Fund

Legg Mason ClearBridge Dividend Strategy Fund

Legg Mason Esemplia Emerging Markets Equity Fund

Legg Mason ClearBridge Equity Fund

Legg Mason ClearBridge Equity Income Builder Fund

Legg Mason Investment Counsel Financial Services Fund

Legg Mason ClearBridge Fundamental All Cap Value Fund

Legg Mason Batterymarch Global Equity Fund

Legg Mason Global Currents International All Cap Opportunity Fund

Legg Mason Global Currents International Small Cap Opportunity Fund

Legg Mason ClearBridge Large Cap Value Fund

Legg Mason ClearBridge Large Cap Growth Fund

Legg Mason Lifestyle Allocation 100%

Legg Mason Lifestyle Allocation 30%

Legg Mason Lifestyle Allocation 50%

Legg Mason Lifestyle Allocation 70%

Legg Mason Lifestyle Allocation 85%

Legg Mason ClearBridge Mid Cap Core Fund

Legg Mason ClearBridge Mid Cap Growth Fund

Legg Mason Capital Management All Cap Fund

Legg Mason Batterymarch S&P 500 Index Fund

Legg Mason ClearBridge Small Cap Growth Fund

Legg Mason ClearBridge Small Cap Value Fund

Legg Mason Investment Counsel Social Awareness Fund

Legg Mason Target Retirement 2015

Legg Mason Target Retirement 2020

Legg Mason Target Retirement 2025

Legg Mason Target Retirement 2030

Legg Mason Target Retirement 2035

Legg Mason Target Retirement 2040

Legg Mason Target Retirement 2045

Legg Mason Target Retirement 2050

Legg Mason Target Retirement Fund

Legg Mason Batterymarch U.S. Large Cap Equity Fund

Legg Mason Permal Tactical Allocation Fund

Legg Mason Partners Income Trust

Legg Mason Western Asset Adjustable Rate Income Fund

Legg Mason Western Asset California Municipals Fund

Legg Mason Western Asset Core Bond Fund

Legg Mason Western Asset Core Plus Bond Fund

Legg Mason Western Asset Corporate Bond Fund

Legg Mason Western Asset Global High Yield Bond Fund

Legg Mason Western Asset Global Inflation Management Fund

Legg Mason Western Asset Government Securities Fund

Legg Mason Western Asset High Income Fund

Legg Mason Western Asset Intermediate Maturity California Municipals Fund

Legg Mason Western Asset Intermediate Maturity New York Municipals Fund

Legg Mason Western Asset Intermediate-Term Municipals Fund

Legg Mason Western Asset Managed Municipals Fund

Legg Mason Western Asset Massachusetts Municipals Fund

Legg Mason Western Asset Municipal High Income Fund

Legg Mason Western Asset New Jersey Municipals Fund

Legg Mason Western Asset New York Municipals Fund

Legg Mason Western Asset Oregon Municipals Fund

Legg Mason Western Asset Pennsylvania Municipals Fund

Legg Mason Western Asset Short Duration Municipal Income Fund

Legg Mason Western Asset Short-Term Bond Fund

Legg Mason Western Asset Strategic Income Fund

Western Asset Emerging Markets Debt Portfolio

Western Asset Global High Yield Bond Portfolio

Legg Mason Partners Money Market Trust

Western Asset California Tax Free Money Market Fund

Western Asset Liquid Reserves

Western Asset Connecticut Municipal Money Market Fund

Western Asset New York Tax Free Money Market Fund

Western Asset Tax Free Reserves

Western Asset U.S. Treasury Reserves

Western Asset California Municipal Money Market Fund

Western Asset Massachusetts Municipal Money Market Fund

Western Asset New York Municipal Money Market Fund

Western Asset Money Market Fund

Western Asset Government Money Market Fund

Western Asset Municipal Money Market Fund

Legg Mason Partners Institutional Trust

Western Asset Institutional Money Market Fund

Western Asset Institutional Cash Reserves

Western Asset Institutional Liquid Reserves

Western Asset Institutional Tax Free Reserves

Western Asset Institutional U.S. Treasury Reserves

Western Asset Institutional Government Reserves

Western Asset Institutional AMT Tax Free Municipal Money Market Fund

Legg Mason Western Asset SMASh Series C Fund

Legg Mason Western Asset SMASh Series EC Fund

Legg Mason Western Asset SMASh Series M Fund

Legg Mason Partners Premium Money Market Trust

Western Asset Premium Liquid Reserves

Western Asset Premium U.S. Treasury Reserves

Western Asset Premium Tax Free Reserves

Master Portfolio Trust

Liquid Reserves Portfolio

U.S. Treasury Reserves Portfolio

Tax Free Reserves Portfolio

Prime Cash Reserves Portfolio

Government Portfolio

Legg Mason Partners Variable Equity Trust

Legg Mason ClearBridge Variable Aggressive Growth Portfolio

Legg Mason ClearBridge Variable Appreciation Portfolio

Legg Mason ClearBridge Variable Dividend Strategy Portfolio

Legg Mason ClearBridge Variable Fundamental All Cap Value Portfolio

Legg Mason Global Currents Variable International All Cap Opportunity Portfolio

Legg Mason ClearBridge Variable Large Cap Value Portfolio

Legg Mason ClearBridge Variable Large Cap Growth Portfolio

Legg Mason Variable Lifestyle Allocation 50%

Legg Mason Variable Lifestyle Allocation 70%

Legg Mason Variable Lifestyle Allocation 85%

Legg Mason ClearBridge Variable Mid Cap Core Portfolio

Legg Mason ClearBridge Variable Capital Portfolio

Legg Mason ClearBridge Variable Equity Income Builder Portfolio

Legg Mason ClearBridge Variable Small Cap Growth Portfolio

Legg Mason Investment Counsel Variable Social Awareness Portfolio

Legg Mason Partners Variable Income Trust

Legg Mason Western Asset Variable Adjustable Rate Income Portfolio

Legg Mason Western Asset Variable Diversified Strategic Income Portfolio

Legg Mason Western Asset Variable Global High Yield Bond Portfolio

Legg Mason Western Asset Variable High Income Portfolio

Legg Mason Western Asset Variable Money Market Portfolio

Legg Mason Western Asset Variable Strategic Bond Portfolio

Western Asset Income Fund

Western Asset Premier Bond Fund

Western Asset Funds, Inc.

Western Asset Core Plus Bond Portfolio

Western Asset Core Bond Portfolio

Western Asset High Yield Portfolio

Western Asset Inflation Indexed Plus Bond Portfolio

Western Asset Intermediate Bond Portfolio

Western Asset Intermediate Plus Bond Portfolio

Western Asset Limited Duration Bond Portfolio

Western Asset Non-U.S. Opportunity Bond Portfolio

Western Asset Absolute Return Portfolio

Western Asset Global Strategic Income Portfolio

Western Asset Enhanced Equity Portfolio

Legg Mason Charles Street Trust, Inc.

Legg Mason Batterymarch U.S. Small Capitalization Equity Portfolio

Legg Mason BW Global Opportunities Bond Fund

Legg Mason Capital Management Growth Trust, Inc.

Legg Mason Global Trust, Inc.

Legg Mason Batterymarch International Equity Trust

Legg Mason Batterymarch Emerging Markets Trust

Legg Mason Investors Trust, Inc.

Legg Mason Capital Management American Leading Companies Trust

Legg Mason Investment Trust, Inc.

Legg Mason Capital Management Opportunity Trust

Legg Mason Capital Management Special Investment Trust, Inc.

Legg Mason Tax-Free Income Fund

Legg Mason Investment Counsel Maryland Tax-Free Income Trust

Legg Mason Capital Management Value Trust, Inc.

Legg Mason Global Asset Management Trust

Legg Mason BW International Opportunities Bond Fund

Legg Mason BW Diversified Large Cap Value Fund

Legg Mason Manager Select Large Cap Growth Fund

Legg Mason Manager Select Large Cap Value Fund

Legg Mason Strategic Real Return Fund

Legg Mason Capital Management Disciplined Equity Research Fund

Barrett Opportunity Fund, Inc.

SCHEDULE II

Western Asset/Claymore Inflation-Linked Securities & Income Fund

Western Asset/Claymore Inflation-Linked Opportunities & Income Fund

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 1

INSURED		BOND NUMBER

Legg Mason Capital Management Growth Trust		87028110B
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

July 1, 2010	July 1, 2010 to July 1, 2011	/S/ Matthew Link

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following:

Barrett Opportunity Fund, Inc.

ClearBridge Energy MLP Fund Inc.

Legg Mason Partners Equity Trust, a series fund consisting of:

•	Legg Mason Investment Counsel Financial Services Fund

•	Legg Mason Batterymarch Global Equity Fund

•	Legg Mason ClearBridge Diversified Large Cap Growth Fund

•	Legg Mason ClearBridge Equity Income Builder Fund

•	Legg Mason ClearBridge Fundamental All Cap Value Fund

•	Legg Mason Lifestyle Allocation 30%

•	Legg Mason Lifestyle Allocation 50%

•	Legg Mason Lifestyle Income Fund

•	Legg Mason Lifestyle Allocation 85%

•	Legg Mason Lifestyle Allocation 70%

•	Legg Mason ClearBridge Large Cap Growth Fund

•	Legg Mason ClearBridge Aggressive Growth Fund

•	Legg Mason Lifestyle Allocation 100%

•	Legg Mason Capital Management All Cap Fund

•	Legg Mason ClearBridge Mid Cap Core Fund

•	Legg Mason Batterymarch S&P 500 Index Fund

•	Legg Mason ClearBridge Capital Fund

•	Legg Mason ClearBridge Large Cap Value Fund

•	Legg Mason ClearBridge Small Cap Growth Fund

•	Legg Mason ClearBridge Appreciation Fund

•	Legg Mason Investment Counsel Social Awareness Fund

•	Legg Mason Global Currents International All Cap Opportunity Fund

•	Legg Mason ClearBridge Equity Fund

•	Legg Mason Batterymarch U.S. Large Cap Equity Fund

•	Legg Mason Esemplia Emerging Markets Equity Fund

•	Legg Mason ClearBridge Small Cap Value Fund

•	Legg Mason ClearBridge Dividend Strategy Fund

•	Legg Mason Target Retirement 2015

•	Legg Mason Target Retirement 2020

•	Legg Mason Target Retirement 2025

•	Legg Mason Target Retirement 2030

•	Legg Mason Target Retirement 2035

•	Legg Mason Target Retirement 2040

•	Legg Mason Target Retirement 2045

•	Legg Mason Target Retirement 2050

•	Legg Mason Target Retirement Fund

•	Legg Mason Permal Tactical Allocation Fund

Legg Mason Partners Income Trust, a series fund consisting of:

•	Legg Mason Western Asset Strategic Income Fund

•	Legg Mason Western Asset Government Securities Fund

•	Legg Mason Western Asset Pennsylvania Municipals Fund

•	Legg Mason Western Asset Oregon Municipals Fund

•	Legg Mason Western Asset Intermediate Maturity New York Municipals Fund

•	Legg Mason Western Asset New York Municipals Fund

•	Legg Mason Western Asset California Municipals Fund

•	Legg Mason Western Asset Core Bond Fund

•	Legg Mason Western Asset Managed Municipals Fund

•	Legg Mason Western Asset Intermediate Maturity California Municipals Fund

•	Legg Mason Western Asset Municipal High Income Fund

•	Legg Mason Western Asset Massachusetts Municipals Fund

•	Legg Mason Western Asset New Jersey Municipals Fund

•	Legg Mason Western Asset Intermediate-Term Municipals Fund

•	Legg Mason Western Asset High Income Fund

•	Legg Mason Western Asset Corporate Bond Fund

•	Legg Mason Western Asset Core Plus Bond Fund

•	Legg Mason Western Asset Short-Term Bond Fund

•	Legg Mason Western Asset Adjustable Rate Income Fund

•	Legg Mason Western Asset Global Inflation Management Fund

•	Western Asset Global High Yield Bond Portfolio

•	Western Asset Emerging Markets Debt Portfolio

•	Legg Mason Western Asset Global High Yield Bond Fund

•	Legg Mason Western Asset Short Duration Municipal Income Fund

Legg Mason Partners Institutional Trust, a series fund consisting of:

•	Western Asset Institutional Liquid Reserves

•	Western Asset Institutional U.S. Treasury Reserves

•	Western Asset Institutional Cash Reserves

•	Western Asset Institutional Tax Free Reserves

•	Legg Mason Western Asset SMASh Series M Fund

•	Legg Mason Western Asset SMASh Series C Fund

•	Legg Mason Western Asset SMASh Series EC Fund

•	Western Asset Institutional Money Market Fund

•	Western Asset Institutional Government Reserves

•	Western Asset Institutional AMT Free Municipal Money Market Fund

Legg Mason Partners Money Market Trust, a series fund consisting of:

•	Western Asset California Tax Free Money Market Fund

•	Western Asset Liquid Reserves

•	Western Asset Tax Free Reserves

•	Western Asset New York Tax Free Money Market Fund

•	Western Asset U.S. Treasury Reserves

•	Western Asset Connecticut Municipal Money Market Fund

•	Western Asset Massachusetts Municipal Money Market Fund

•	Western Asset Municipal Money Market Fund

•	Western Asset New York Municipal Money Market Fund

•	Western Asset California Municipal Money Market Fund

•	Western Asset Money Market Fund

•	Western Asset Government Money Market Fund

Legg Mason Partners Premium Money Market Trust, a series fund consisting of:

•	Western Asset Premium Liquid Reserves

•	Western Asset Premium U.S. Treasury Reserves

•	Western Asset Premium Tax Free Reserves

Legg Mason Partners Variable Equity Trust, a series fund consisting of:

•	Legg Mason ClearBridge Variable Equity Income Builder Portfolio

•	Legg Mason Variable Lifestyle Allocation 50%

•	Legg Mason ClearBridge Variable Aggressive Growth Portfolio

•	Legg Mason Global Currents Variable International All Cap Opportunity Portfolio

•	Legg Mason ClearBridge Variable Appreciation Portfolio

•	Legg Mason Variable Lifestyle Allocation 85%

•	Legg Mason Variable Lifestyle Allocation 70%

•	Legg Mason ClearBridge Variable Dividend Strategy Portfolio

•	Legg Mason ClearBridge Variable Large Cap Growth Portfolio

•	Legg Mason ClearBridge Variable Mid Cap Core Portfolio

•	Legg Mason Investment Counsel Variable Social Awareness Portfolio

•	Legg Mason ClearBridge Variable Large Cap Value Portfolio

•	Legg Mason ClearBridge Variable Small Cap Growth Portfolio

•	Legg Mason ClearBridge Variable Fundamental All Cap Value Portfolio

•	Legg Mason ClearBridge Variable Capital Portfolio

Legg Mason Partners Variable Income Trust, a series fund consisting of:

•	Legg Mason Western Asset Variable Diversified Strategic Income Portfolio

•	Legg Mason Western Asset Variable Money Market Portfolio

•	Legg Mason Western Asset Variable High Income Portfolio

•	Legg Mason Western Asset Variable Strategic Bond Portfolio

•	Legg Mason Western Asset Variable Global High Yield Bond Portfolio

•	Legg Mason Western Asset Variable Adjustable Rate Income Portfolio

LMP Capital and Income Fund Inc.

LMP Corporate Loan Fund Inc.

LMP Real Estate Income Fund Inc.

Master Portfolio Trust, a series fund consisting of:

•	Liquid Reserves Portfolio

•	Tax Free Reserves Portfolio

•	U.S. Treasury Reserves Portfolio

•	Prime Cash Reserves Portfolio

•	Government Portfolio

Western Asset Emerging Markets Income Fund Inc.

Western Asset Worldwide Income Fund Inc.

Western Asset Intermediate Muni Fund Inc.

Western Asset Managed Municipals Fund Inc.

Western Asset Municipal High Income Fund Inc.

Western Asset Managed High Income Fund Inc.

Western Asset Emerging Markets Debt Fund Inc.

Western Asset Inflation Management Fund Inc.

Western Asset High Income Opportunity Fund Inc.

Western Asset Global Corporate Defined Opportunity Fund Inc.

Western Asset High Income Fund Inc.

Western Asset Global Partners Income Fund Inc.

Western Asset Municipal Partners Fund Inc.

Western Asset High Income Fund II Inc.

Western Asset Variable Rate Strategic Fund Inc.

Western Asset Investment Grade Defined Opportunity Trust Inc.

Western Asset Municipal Defined Opportunity Trust Inc.

Western Asset Global High Income Fund Inc.

Western Asset Mortgage Defined Opportunity Fund Inc.

Legg Mason Global Asset Management Trust, a series fund consisting of:

•	Legg Mason Capital Management Research Fund

•	Legg Mason BW International Opportunities Bond Fund

•	Legg Mason Manager Select Large Cap Growth Fund

•	Legg Mason Manager Select Large Cap Value Fund

•	Legg Mason Strategic Real Return Fund

Legg Mason Charles Street Trust, Inc., a series fund consisting of:

•	Legg Mason Batterymarch U.S. Small Capitalization Equity Portfolio

•	Legg Mason BW Global Opportunities Bond Fund

Legg Mason Capital Management Growth Trust, Inc.

Legg Mason Global Trust, Inc., a series fund consisting of:

•	Legg Mason Batterymarch International Equity Trust

•	Legg Mason Batterymarch Emerging Markets Trust

Legg Mason Investors Trust, Inc., a series fund consisting of:

•	Legg Mason Capital Management American Leading Companies Trust

Legg Mason Investment Trust, Inc., a series fund consisting of:

•	Legg Mason Capital Management Opportunity Trust

Legg Mason Capital Management Special Investment Trust, Inc.

Legg Mason Tax-Free Income Fund, a series fund consisting of:

•	Legg Mason Investment Counsel Maryland Tax-Free Income Trust

Legg Mason Capital Management Value Trust, Inc.

Western Asset Income Fund

Western Asset/Claymore Inflation-Linked Securities & Income Fund

Western Asset/Claymore Inflation-Linked Opportunities & Income Fund

Western Asset Premier Bond Fund

Western Asset Funds, Inc., a series fund consisting of:

•	Western Asset Core Plus Bond Portfolio

•	Western Asset Core Bond Portfolio

•	Western Asset High Yield Portfolio

•	Western Asset Inflation Indexed Plus Bond Portfolio

•	Western Asset Intermediate Bond Portfolio

•	Western Asset Intermediate Plus Bond Portfolio

•	Western Asset Limited Duration Bond Portfolio

•	Western Asset Non-U.S. Opportunity Bond Portfolio

•	Western Asset Absolute Return Portfolio

•	Western Asset Enhanced Equity Portfolio

•	Western Asset Global Strategic Income Portfolio

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 12

INSURED		BOND NUMBER

Legg Mason Capital Management Growth Trust		87028110B
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

	July 1, 2010 to July 1, 2011	/S/ Matthew Link

In consideration of the premium charged for this policy, it is hereby understood and agreed that Item 1 of the Declarations, Named Insured Company, shall include the following as of the effective date indicated:

FUND NAME	EFFECTIVE DATE
Western Asset High Yield Defined Opportunity Fund, Inc.	July 23, 2010
Legg Mason ClearBridge Mid Cap Growth Fund, a series of the Legg Mason Partners Equity Trust	September 1, 2010
Legg Mason BW Diversified Large Cap Value Fund, a series of the Legg Mason Global Asset Management Trust	September 1, 2010
Legg Mason Global Currents International Small Cap Opportunity Fund, a series of the Legg Mason Partners Equity Trust	September 1, 2010

Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of this policy other than as above stated.

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 13

INSURED		BOND NUMBER

Legg Mason Capital Management Growth Trust		87028110B
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 1, 2010	July 1, 2010 to July 1, 2011	/S/ Matthew Link

In consideration of the premium charged for this Bond, it is hereby understood and agreed that the name of the Insured identified in Item 1 of the Declarations, Name of Insured, as

•	Legg Mason Capital Management Research Fund, a series of:

Legg Mason Global Asset Management Trust

is changed to:

•	Legg Mason Capital Management Disciplined Equity Research Fund, a series of:

Legg Mason Global Asset Management Trust

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.